Exhibit 99.1

Hastings	CONTACT:	Dan Crow PR07-143
Entertainment, Inc.		Vice President and
Chief Financial Officer
(806) 677-1422
www.gohastings.com
Hastings Entertainment, Inc. Reports Net Income of $0.22 per Diluted Share
for 1Q 2007 Compared to $0.17 per Diluted Share for 1Q 2006
AMARILLO, Texas, May 21, 2007—Hastings Entertainment, Inc. (NASDAQ: HAST), a leading multimedia entertainment retailer, today reported results for the three months ended April 30, 2007. Net income was $2.5 million, or $0.22 per diluted share, for the first quarter of fiscal year 2007 compared to net income of approximately $1.9 million, or $0.17 per diluted share, for the first quarter of fiscal year 2006.
“I am very encouraged with our results for the first quarter,” said Chief Executive Officer John Marmaduke. “We were able to increase net earnings by 29% over a strong first quarter of fiscal 2006 in spite of an extremely difficult retail environment, particularly in the in-store rental and music categories. In our year-end earnings release dated March 26, 2007, I stated that our focus for fiscal 2007 would be on improving our merchandising and buying functions and we began to see positive results in the first quarter in our product mix, markdown expense, and gross profit. We will continue this focus throughout the year and I anticipate that this and other performance measures will continue to improve.”
Financial Results for the First Quarter of Fiscal Year 2007
Revenues. Total revenues for the first quarter decreased $3.4 million, or 2.6%, to $128.0 million compared to $131.4 million for the first quarter of fiscal 2006. The following is a summary of our revenue results (dollars in thousands):

	Three Months Ended April 30,
	2007		2006		Increase/(Decrease)
	Revenues	Percent of Total	Revenues	Percent of Total	Dollar	Percent
Merchandise revenue	$105,064	82.1%	$106,952	81.4%	$(1,888)	-1.8%
Rental revenue	22,948	17.9%	24,460	18.6%	(1,512)	-6.2%

Total revenues	$128,012	100.0%	$131,412	100.0%	$(3,400)	-2.6%

Comparable-store revenues (“Comp”):

Total	-3.9%
Merchandise	-3.2%
Rental	-6.9%

Below is a summary of the Comp results for our major merchandise categories:

	Three Months Ended April 30,
	2007	2006
Movies	4.9%	14.3%
Books	-1.3%	3.1%
Music	-13.0%	-7.8%
Video Games	-5.8%	6.6%
Trends	-14.3%	1.2%
Electronics	17.5%	14.8%
Consumables	0.6%	-1.2%
Hard Back Café	9.0%	35.0%
Effective February 1, 2007, we realigned our merchandise product categories in order to more effectively manage our business. Some products were reclassified within reporting categories and new reporting categories were created for electronics, musical instruments, and wireless products. Comp results listed in the chart above, which report our eight largest product categories, reflect the new categorization for both fiscal 2007 and fiscal 2006.
Movie Comps increased 4.9% which was primarily attributable to continued strong sales of DVD boxed sets as well as previously-viewed DVDs. Book Comps fell slightly posting a negative Comp of 1.3% as a result of fewer sales in our value book offerings, offset partially by stronger sales of new-release hardbacks. Music Comps, which now exclude music accessories and music hardware, fell 13.0% primarily as a result of fewer premier artist CD releases. Video Game Comps declined 5.8% due to reduced sales of new XBOX and Sony PlayStation games. Comps for the Trends department, formerly called Boutique, fell 14.3% on lower sales of board games, novelty gifts, stationery, and journals.
Rental video Comps decreased 6.9% from the same period last year resulting from weaker titles, in-store rental weakness industry-wide, and a strategic reduction in late fees.
Gross Profit. For the first quarter, total gross profit dollars increased approximately $1.1 million, or 2.4%, to $47.7 million from $46.6 million for the same period last year, primarily as a result of improved margin rates in merchandise and rental, as well as lower markdowns and freight costs. These improvements were partially offset by increased shrinkage. As a percentage of total revenues, gross profit increased to 37.3% for the quarter compared to 35.5% for the same quarter in the prior year.
Selling, General and Administrative expenses (“SG&A”). SG&A remained stable at approximately $42.9 million for the current quarter compared to the same quarter in the prior year. As a percentage of total revenues, SG&A increased to 33.5% for the current quarter compared to 32.6% for the same quarter in the prior year due to lower revenues.
Stock Repurchase
On September 18, 2001, we announced a stock repurchase program of up to $5.0 million of our common stock. Since that time, the Board of Directors has approved additional increases in the amounts of $2.5 million on April 4, 2005; $5.0 million on March 15, 2006; and $2.5 million on October 3, 2006. During the first quarter of fiscal year 2007, we purchased a total of 109,200 shares of common stock at a cost of approximately $726,267, for an average cost of approximately $6.65 per share. As of April 30, 2007, a total of 1,986,263 shares had been repurchased under the program at a cost of approximately $11.7 million, for an average cost of approximately $5.89 per share. As of April 30, 2007, approximately $3.3 million remains available for repurchases under the stock repurchase program.

Store Activity
Since March 26, 2007, which was the date we last reported store activity, we have had additional store activity as follows:

			Selling Square
Community	Type	Population	Footage	Date Opened
Conroe, TX	Relocation	36,811	26,770	4/27/2007
Fiscal Year 2007 Guidance
“Net income for the quarter was substantially better than our internal forecast, which is the basis for our guidance,” said Dan Crow, Vice President and Chief Financial Officer. “From an internal perspective, we are confident about our ability to grow earnings for the remainder of the year; however, we are concerned about general economic conditions, particularly the price of gasoline, which has a measurable negative impact on retail sales. Consequently, we are reaffirming our guidance of net income per diluted share ranging from $0.55 to $0.60 for the full fiscal year ending January 31, 2008.”
Safe Harbor Statement
Certain written and oral statements set forth above or made by Hastings or with the approval of an authorized executive officer of the Company constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, the words “believe,” “expect,” “intend,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements which are not necessarily historical in nature. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future, including statements regarding our future merchandise margins and our general guidance for fiscal year 2007, are forward-looking statements. Such statements are based upon Company management’s current estimates, assumptions and expectations, which are based on information available at the time of this disclosure, and are subject to a number of factors and uncertainties, including, but not limited to, our inability to attain such estimates, assumptions and expectations, a downturn in market conditions in any industry, including the current economic state of retailing (relating to the products we inventory, sell or rent) and the effects of or changes in economic conditions in the U.S. or the markets in which we operate. We undertake no obligation to affirm, publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
About Hastings
Hastings Entertainment, Inc. is a leading multimedia entertainment retailer that combines the sale of new and used CDs, books, videos and video games, as well as boutique merchandise, with the rental of videos and video games in a superstore format. We currently operate 154 superstores, averaging approximately 20,000 square feet, primarily in medium-sized markets throughout the United States.
We also operate www.gohastings.com, an e-commerce Internet web site, which makes available to our customers new and used entertainment products. The site features exceptional product and pricing offers. The Investor Relations section of our web site contains press releases, a link to request financial and other literature and access to our filings with the Securities and Exchange Commission.

Consolidated Balance Sheets
(Dollars in thousands)

	April 30,	April 30,	January 31,
	2007	2006	2007
	(unaudited)	(unaudited)

Assets
Current Assets
Cash	$5,227	$6,979	$3,837
Merchandise inventories, net	164,437	160,107	167,277
Deferred income taxes, current	3,009	4,692	3,891
Other current assets	10,677	7,380	10,633

Total current assets	183,350	179,158	185,638

Rental assets, net	11,235	12,729	11,931
Property and equipment, net	54,958	58,444	57,422
Deferred income taxes, non-current	2,583	1,751	1,765
Intangible assets, net	403	432	411
Other assets	289	189	331

Total assets	$252,818	$252,703	$257,498

Liabilities and Shareholders’ Equity
Current liabilities
Current maturities on capital lease obligations	$—	$54	$—
Trade accounts payable	68,224	71,971	76,518
Accrued expenses and other current liabilities	34,688	33,289	37,179

Total current liabilities	102,912	105,314	113,697

Long-term debt, excluding current maturities	46,750	46,140	41,922
Other liabilities	4,466	4,472	4,326

Shareholders’ equity
Preferred stock	—	—	—
Common stock	119	119	119
Additional paid-in capital	36,845	35,986	36,906
Retained earnings	68,131	63,391	66,485
Other comprehensive income	35	163	67
Treasury stock, at cost	(6,440)	(2,882)	(6,024)

Total shareholders’ equity	98,690	96,777	97,553

Total liabilities and shareholders’ equity	$252,818	$252,703	$257,498

Consolidated Statements of Operations
(Dollars in thousands, except per share data)

	Three months ended
	April 30,
	2007	2006
	(unaudited)	(unaudited)

Merchandise revenue	$105,064	$106,952
Rental video revenue	22,948	24,460

Total revenues	128,012	131,412

Merchandise cost of revenue	72,997	75,569
Rental video cost of revenue	7,300	9,221

Total cost of revenues	80,297	84,790

Gross profit	47,715	46,622

Selling, general and administrative expenses	42,936	42,873
Pre-opening expenses	—	—

Operating income	4,779	3,749

Other income (expense):
Interest expense	(714)	(664)
Other, net	33	69

Income before income taxes	4,098	3,154

Income tax expense	1,614	1,229

Net income	$2,484	$1,925

Basic income per share	$0.23	$0.17

Diluted income per share	$0.22	$0.17

Balance Sheet and Other Ratios (A)
(Dollars in thousands, except per share amounts)

	April 30,	April 30,
	2007	2006
Merchandise inventories, net	$164,437	$160,107
Inventory turns, trailing 12 months (B)	1.73	1.80

Long-term debt	$46,750	$46,140
Long-term debt to total capitalization (C)	32.1%	32.3%

Book value (D)	$98,690	$96,777
Book value per share (E)	$8.81	$8.33

	Three Months Ended April 30,
	2007	2006
Comparable-store revenues (F):
Total	-3.9%	2.6%
Merchandise	-3.2%	3.0%
Rental	-6.9%	0.9%

(A)	Calculations may differ in the method employed from similarly titled measures used by other companies.

(B)	Calculated as merchandise cost of goods sold for the period’s trailing twelve months divided by average merchandise inventory over the same period.

(C)	Defined as long-term debt divided by long-term debt plus total shareholders’ equity (book value).

(D)	Defined as total shareholders’ equity.

(E)	Defined as total shareholders’ equity divided by weighted average diluted shares outstanding as of period end.

(F)	Stores included in the comparable-store revenues calculation are those stores that have been open for a minimum of 60 weeks. Also included are stores that are remodeled or relocated during the comparable period. Sales via the Internet are included and closed stores are removed from each comparable period for the purpose of calculating comparable-store revenues. Effective February 1, 2007, coupons have been allocated to individual product departments for purposes of determining comparable-store revenues. Fiscal 2006 Comps were restated for the similar coupon allocations by department to aid in comparability.
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